                                                                    EXHIBIT 99.1

                                            FOR IMMEDIATE RELEASE

Contacts:
Michael Muldowney                           Jonathan Gasthalter/Kristin Celauro
Chief Financial Officer and                 Citigate Sard Verbinnen
  Chief Operating Officer                   (212) 687-8080
Nextera Enterprises
(617) 715-0200

                     NEXTERA ANNOUNCES FIRST QUARTER RESULTS

                      REVENUES INCREASE 7% TO $18.8 MILLION

CAMBRIDGE, MA - APRIL 30, 2003 - Nextera Enterprises, Inc. (NASDAQ: NXRA), which consists of Lexecon, one of the world's leading economics consulting firms, today reported results for the first quarter ended March 31, 2003.

In the 2003 first quarter, Nextera recorded a loss of $0.09 per share, consistent with the guidance of a $0.09 to $0.12 per share loss provided as part of the 2002 fourth quarter earnings announcement. The loss includes charges of $0.06 per share associated with the resignation of the Company's former chief executive officer and the amortization expense of non-compete agreements with certain key service providers of $0.06 per share.

As expected, revenues for the first quarter rose to $18.8 million, versus $17.5 million in the fourth quarter 2002, a 7% increase sequentially. Net revenues for the first quarter of 2003 were slightly below Lexecon's first quarter 2002 net revenues of $18.9 million.

Michael P. Muldowney, Chief Operating Officer and Chief Financial Officer, said, "We are pleased to have delivered first quarter results in line with our forecast. As Lexecon continues to capitalize on demand for its economic consulting services, we have improved our quarter over quarter revenue, utilization and revenue per professional."

Net loss for the first quarter was $3.1 million, versus breakeven net income in the fourth quarter 2002. Included in the first quarter net loss were $1.9 million of non-recurring charges related to the resignation of the former chief executive officer, of which $1.1 million were non-cash charges associated with the accelerated vesting of stock options. Also included was the amortization expense of $1.9 million for non-compete agreements with key service providers.

Operating loss in the first quarter was $1.0 million, down from income of $2.0 million in the fourth quarter 2002. Nextera did not record a federal income tax benefit in the first quarter of 2003.

Lexecon's annualized revenue per professional in the first quarter was $504,000, up from $447,000 per professional in the fourth quarter of 2002. Lexecon utilization in the first quarter was 67%, up from 63% in the fourth quarter of 2002. Days sales outstanding (DSO) increased during the quarter to 115 days, compared to 103 in the 2002 fourth quarter, as DSO is historically lowest at year-end. Improved collections in April have reduced the DSO to approximately 110 days.

Daniel R. Fischel, Chairman, President and Chief Executive Officer said: "We have recently engaged an investment banker to help us evaluate various strategic alternatives, and we hope to develop a number of potential options to increase our liquidity, thus creating potential avenues to grow the Lexecon business."

The Company had $32.2 million outstanding under its senior credit facility at the end of the first quarter, up from $27.2 million at the end of the fourth quarter 2002. The increase in senior debt is due to the amended senior credit facility and employment agreements with key service providers, both entered into on December 31, 2002. The Company is scheduled to amortize approximately $4.7 million of debt in 2003.

Recent client engagements for Lexecon include:

      - Providing expert written and oral testimony on behalf of a large power supplier in the Pacific Northwest that was instrumental in influencing the resolution of a highly valued contract dispute resulting from the Enron bankruptcy;

      - Providing expert analysis of damages for a major entertainment ticket distributor in an antitrust case, which resulted in its successful defense against allegations of its ability to monopolize the market for ticket distribution services through the use of long-term exclusive contracts with venues;

      - Assisting counsel in the development of Volumetrics Medical Imaging, Inc.'s damage claim relating to a potential acquisition by ATL Ultrasound, Inc., a subsidiary of Royal Philips Electronics N.V., in which the jury returned a verdict of $152.0 million in favor of Volumetrics; and

      - A continuing study of various economic and regulatory facets of California's 2000 and 2001 energy crisis on behalf of major independent power producers.

CONFERENCE CALL

Nextera will host a conference call today, April 30, at 11:00 a.m. Eastern Time to discuss its first quarter results. Analysts and investors can access the conference call by dialing 1-800-475-3716. Individuals and media can also access the call through the Internet from the Nextera website at www.nextera.com.

For those unable to participate in the call, a rebroadcast will be made available from April 30, 2:00 p.m. Eastern Time through May 7, 5:00 p.m. Eastern Time. In order to listen to the rebroadcast, dial 1-888-203-1112 and enter reservation number 633478 or go to www.nextera.com.

ABOUT NEXTERA ENTERPRISES

Nextera Enterprises Inc., through its wholly owned subsidiary, Lexecon, provides a broad range of economic analysis, litigation support, and regulatory and business consulting services. One of the nation's leading economics consulting firms, Lexecon assists its corporate, law firm and government clients reach decisions and defend positions with rigorous, objective and independent examinations of complex business issues that often possess regulatory implications. Lexecon has offices in Cambridge and Chicago. More information can be found at www.nextera.com and www.lexecon.com.

This press release contains forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to Nextera Enterprises that are based on the beliefs of Nextera's management. Any statements contained in this press release that are not historical facts are forward-looking statements. Such statements are based on many important factors that may be outside of Nextera's control, causing actual results to differ materially from those suggested. Such factors include, but are not limited to Nextera's dependence on key personnel, attracting and retaining qualified consultants, the need to obtain additional capital to extend employment and non-complete agreements, high levels of debt, potential inability to comply with loan covenants, possible Nasdaq Small Cap Market delisting, availability of credit and capital resources, new business solicitation efforts, intense competition and effects of economic uncertainty on client expenditures. Further information on these and other potential factors that could affect Nextera's financial and operating results are included in Nextera's 10-K filed on March 31, 2003 with the Securities and Exchange Commission.

                                     ###

                            NEXTERA ENTERPRISES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                (Amounts in thousands, except per share amounts)

                                                                     Three Months Ended (unaudited)
                                                                 March 31, 2003         March 31, 2002 (2)
                                                                 --------------         ------------------
Net revenues                                                        $ 18,757                $ 20,849
Cost of revenues                                                      11,879                  12,455
                                                                    --------                --------
   Gross profit                                                        6,878                   8,394
Selling, general and administrative expenses                           4,028                   5,177
Amortization expense                                                   1,941                    --
Special Charges (1)                                                    1,921                    --
                                                                    --------                --------
   Income (loss) from operations                                      (1,012)                  3,217
Interest expense, net                                                 (2,011)                 (1,439)
                                                                    --------                --------
   Income (loss) before provision for income taxes                    (3,023)                  1,778
Provision for income taxes                                                40                      50
                                                                    --------                --------
   Net income (loss)                                                $ (3,063)               $  1,728
Preferred stock dividends                                                (74)                   (395)
                                                                    --------                --------
  Net income (loss) applicable to common stockholders               $ (3,137)               $  1,333
                                                                    ========                ========

Net income (loss) per common share, basic                           ($  0.09)               $   0.04

Net income (loss) per common share, diluted                         ($  0.09)               $   0.03

Weighted average common shares outstanding, basic                     34,038                  35,654

Weighted average common shares outstanding, diluted                   34,038                  62,373

(1) Special charges in 2003 consist of $0.8 million of salary continuance costs and $1.1 million of a non-cash compensation charge due to the acceleration of stock options associated with the former chief executive officer's employment agreement.

(2) The 2002 amounts include the operating results of the human capital consulting business which was exited in January 2002. Net revenues from the human capital consulting business in January 2002 was $1.9 million and its operating loss was $0.4 million.


                            NEXTERA ENTERPRISES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                          (dollar amounts in thousands)

ASSETS                                                          March 31, 2003        December 31, 2002
                                                                --------------        -----------------
                                                                            (unaudited)
CURRENT ASSETS:
Cash and cash equivalents                                         $    631               $  1,606
Restricted cash                                                       --                    2,650
Accounts receivable, net                                            24,138                 20,344
Other current assets                                                 1,000                  1,076
                                                                  --------               --------
   Total current assets                                             25,769                 25,676

Intangible assets                                                   77,504                 77,504
Other assets                                                         6,178                  4,038
                                                                  --------               --------
   Total assets                                                   $109,451               $107,218
                                                                  ========               ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued expenses                             $ 12,368               $ 14,019
Accrued restructuring costs, current portion                         1,966                  1,037
Senior credit facilty                                                4,735                  4,735
Other current liabilities                                              565                    689
                                                                  --------               --------
   Total current liabilities                                        19,634                 20,480

Senior credit facility                                              27,465                 22,465
Debentures due to affiliates                                        48,928                 47,748
Accrued restructuring costs, net of current portion                     80                    427
Other long-term liabilities                                          3,942                  4,191

Total stockholders' equity                                           9,402                 11,907

                                                                  --------               --------
Total liabilities and stockholders' equity                        $109,451               $107,218
                                                                  ========               ========